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                                                                   EXHIBIT 23(a)



                       [KPMG PEAT MARWICK LLP LETTERHEAD]

The Board of Directors

Hawaiian Electric Industries, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Hawaiian Electric Industries, Inc. of our report dated January 25, 1996, relating to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the December 31, 1995 annual report on Form 10-K of Hawaiian Electric Industries, Inc.

We consent to incorporation by reference of our report dated January 25, 1996 relating to the financial statement schedules of Hawaiian Electric Industries, Inc. in the aforementioned December 31, 1995 annual report on Form 10-K, which report appears in said Form 10-K.

We also consent to incorporation by reference of our report dated March 4, 1996 relating to the statements of net assets available for benefits of the Hawaiian Electric Industries Retirement Savings Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1995.


/s/ KPMG Peat Marwick LLP

Honolulu, Hawaii
April 1, 1996